Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY “[*]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

FIRST AMENDMENT TO DEVELOPMENT AND SUPPLY AGREEMENT

This First Amendment to the Development and Supply Agreement (this “Amendment”) is entered into as of May 3, 2025 (the “Amendment Effective Date”) by and among Evofem Biosciences, Inc., a Delaware corporation (the “Licensor”), and Pharma 1 Drug Store L.L.C., a United Arab Emirates limited liability company (the “Licensee”).

RECITALS

WHEREAS, Licensor and Licensee are parties to that certain Development and supply Agreement, dated as of July 17, 2024 (the “Original Agreement”), pursuant to which Licensor grants Licensee an exclusive license to develop, market, advertise, promote, distribute, offer for sale, sell and import Licensor’s Licensed Product in the Territory;

WHEREAS, the Original Agreement set out terms pursuant to which the Licensor sells to Licensee the Licensed Product in package quantities of 12 applicators of the Licensed Product per package (the “12-Pack”);

WHEREAS, the Parties wish to amend the Original Agreement to add an additional 3- applicator package size of the Licensed Product (the “3-Pack”) to be sold by Licensor to Licensee in accordance with the terms set forth herein;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.	Schedule 2 of the Original Agreement is hereby deleted and replaced with Schedule 2 attached hereto to add the Purchase Price for the 3-Pack of the Licensed Product to be sold by Licensor to Licensee.

2.	Schedule 3 of the Original Agreement is hereby deleted and replaced with Schedule 3 attached hereto to add the Order Terms for the 3-Pack and combinations of 3-Pack and 12- Pack of the Licensed Product to be sold by Licensor to Licensee

3.	Except as explicitly amended or added through this Amendment, all terms, conditions and provisions of the Original Agreement shall remain in full force and effect.

4.	Any capitalized term used herein but not defined herein shall have the meaning ascribed to them in the Original Agreement.

5.	The Original Agreement and this Amendment (including the attachments hereto) shall be read and construed together as a single agreement and the term “Agreement” used in the Original Agreement shall henceforth be deemed a reference to the Original Agreement as amended by this Amendment.

6.	If there is any conflict between the provisions of this Amendment and the Original Agreement, the provisions of this Amendment govern.

7.	This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument

IN WITNESS WHEREOF, the Parties hereto have duly executed this First Amendment to Development and Supply Agreement as of the Amendment Effective Date.

Licensor

Evofem Biosciences, Inc.

By:	/s/Saundra Pelletier
Print Name: Saundra Pelletier
Title:	Chief Executive Officer

Date:	5/2/2025

Licensee

Pharma 1 Drug Store L.L.C.

By:	/s/AbdulWahab Atfah
Print Name: AbdulWahab Atfah
Title:	Chief Executive Officer

Date:	5/3/2025

SCHEDULE 2

Pricing

12-Pack Pricing:

Licensor shall charge Licensee a price per 12-Pack (12 applicators) of Licensed Product equal to (a) [*] of Licensor’s Cost of Manufacture on the date of any Order or (b) Cost of Manufacture plus [*] per 12-Pack, whichever is greater on the date any order is placed with a Third Party who manufactures Licensed Products on behalf of Licensor and intended for sales in the Territory.

For the purposes of this Agreement, “Cost of Manufacture” means all amounts paid by Licensor in connection with the production and provision of the Licensed Product to Licensee including, but not limited to, manufacturer costs and fees, shipping, customs, logistics, and all other amounts charged by each Third Party contractor in connection with the manufacturing and delivery of the Licensed Product.

3-Pack Pricing:

Licensor shall charge Licensee a price of [*] per 3-Pack (3 applicators) of Licensed Product. The pricing for the 3-Pack of Licensed Product shall be firm from the Amendment Effective Date through December 31, 2025 for full batches of 3-Packs of the Licensed product. Thereafter, Licensor may increase the price of the 3-Pack on an annual basis to account for any increases in the Cost of Manufacture and such updated pricing will go into effect upon thirty (30) days written notice from Licensor to Licensee, email being sufficient.

Mixed-size Batch Packaging:

If Licensee orders any batch to be split between 3-Packs and 12-Packs, at any Licensor-approved ratio, Licensee agrees to cover any increase in cost or additional charges that are charged by Licensor’s packaging vendor.

SCHEDULE 3

Order Terms

Licensee must order Licensed Products in increments equal to the size of batches then manufactured by or on behalf of Licensor. From time to time, Licensor shall inform Licensee of the required lead time for orders but Licensee acknowledges that this will be no less than six (6) months for both the 12-Pack and 3-Pack of the Licensed Product.

A batch of Licensed Product is, on the Amendment Effective Date, ninety-six thousand (96,000) applicators of Licensed Product. A batch can be packaged entirely into 12-Packs or 3-Packs of Licensed Product. Licensee may request in writing of Licensor (which is subject to the approval of Licensor) to have the Licensed Product packaged in any combination of 3-Packs and 12-Packs of the Licensed Product that constitutes a full batch. Representative ratios per batch of Licensed Product that will be considered by Licensor include:

Quantity in Order (Per Batch)		Total Applicators of Licensed Product
12-Packs	3-Packs	(Per Batch)
*8,000	0	96,000
7,000	4,000	96,000
6,000	8,000	96,000
5,000	12,000	96,000
4,000	16,000	96,000
3,000	20,000	96,000
2,500	22,000	96,000
2,000	24,000	96,000
1,000	28,000	96,000
0	*32,000	96,000

Any packaging ratio other that the two starred above, where the full batch is packaged into one size, either 3-Pack or 12-Pack, may be subject to additional or increased charges as noted in Schedule 2 above. Any and all such additional or increased charges will be paid in full by Licensee in accordance with the terms of this Agreement.

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